Exhibit 4.40

Contract No.

Lease Contract

Lessor (Party A): Colori Inc.

Lessee (Party B): Shanghai Juhao Information Technology Co., Ltd

Property Lease Contract

Lessor (Party A): Colori Inc.

Lessee (Party B): Shanghai Juhao Information Technology Co., Ltd

In accordance with the Civil Code of the People’s Republic of China and the relevant laws and regulations, both parties on the basis of equality and voluntariness, we agree on matters related to the lease of the property as follows:

Article 1 Basic information of the property

(1)	Party A has a property in Xinzhuang Town, Changshu City, Jiangsu Province on Provincial Road 227, with an area of about 2,851 square meters. The above area is based on the drawing of the property.

(2)	The ownership status of the property: Party A holds the (☐ property ownership certificate/☐ state-owned land use right certificate) Party A confirms that it has the complete right to dispose of the property and has the right to lease it out.

Article 2 Housing lease

Lease Purpose: Use as a Store

Article 3 Lease term, rent and delivery method

(1)	The lease period of the property is from January 1, 2025 to December 31, 2025, a total of twelve months.

(2)	Rent payment method: Pay first and use later, the rent is RMB 370,630 (including tax) per year, payable monthly, Invoice first and pay later.

(3)	Party A’s receipt information.

Bank Account Number:

Account name:

Bank of deposit:

(4)	Rent invoice: Taxes shall be borne by Party A. After Party B pays the rent to Party A, Party A shall assist Party B to go to the local tax authorities for the issuance of rent invoice.

(5)	Party A leaves all shelves and all equipment in the site for Party B’s use as is, Party B will not pay Party A any cost for using such shelves and equipment.

Article 4 Party A obligations and responsibilities

1.	Party A has the obligation to ensure that the property structure of the leased site is intact during the lease period, and should do a good job in the repair and maintenance of public property and public space, and bear the related costs.

2.	If the site leased by Party B requires inspection in the future, Party A is obliged to provide Party B with graphic information about the property, facilities, equipment and acceptance certificates from relevant administrative departments.

3.	During the lease period, Party A shall not sublet the property to others.

4.	Party B shall bear the electricity, tax and other related costs incurred during the lease period, and Party B shall pay the actual costs incurred in a timely manner.

5.	Party A shall strictly follow the lease price during the lease period, and shall not increase the price. If there is a need for price adjustment, both parties shall sign a supplementary agreement after consensus.

6.	Party B will bear the responsibility of property security, fire management, public security management, cleaning and sanitation, property maintenance, etc. on the leased site.

7.	If the leased site needs to go through fire inspection and acceptance procedures in the future, Party A is responsible for handling.

Article 5 Party B obligations and responsibilities

1.	Party B is obliged to protect the normal use of Party A’s leased premises and Party A’s equipment and facilities, and shall not be intentionally damaged, and if there is damage, Party B shall replace or compensate.

2.	Party B is responsible for the property management of the business premises and the maintenance of facilities and equipment on the leased site, repair, maintenance, and bear the related costs.

3.	Party B shall operate legally in accordance with relevant laws and regulations, otherwise all economic losses and legal consequences shall be borne by Party B itself, and Party A shall not bear any responsibility.

3.	During the lease period, Party B shall not change the structure of the leased premises without Party A’s written consent, and shall not open walls or make holes to damage the leased premises.

4.	Party B shall do a good job in the safety management of the leased site, and if Party B’s renovation or operation causes damage to the third party, all economic compensation and legal consequences shall be Party B’s responsibility, and Party A shall not bear any responsibility.

5.	Party B shall be responsible for the claims and debts formed in the process of operation, and has nothing to do with Party A.

Article 6 Cancellation of Contract

1.	The contract can be terminated by consensus between the two parties.

2.	If this contract cannot be continued due to force majeure, this contract shall be terminated by itself.

3.	Party B has one of the following circumstances, Party A has the right to unilaterally terminate the contract, repossession of housing.

(1)	Not paying rent for 30 days as agreed.

(2)	Non-payment of all fees for 30 days.

(3)	Change the use of the house without permission.

(4)	Unauthorized demolition, alteration or damage to the main structure of the property.

(5)	Improper storage or unreasonable use causes damage to appurtenances, equipment and facilities and refuses to compensate.

(6)	Unauthorized subletting of the property to a third party.

4.	Other circumstances for contract termination by the law.

Article 7 Liability for breach of contract

1.	After the expiration of the contract, Party B enjoys the priority lease right. If Party B wants to continue to lease, it should submit to Party A in writing three months before the expiration of the lease term. The renewal rent will be negotiated by both parties on the basis of fairness and reasonableness.

2.	After the expiration of the lease or termination of the contract, Party A has the right to repossess the house, and Party B shall return the house and its appurtenances, equipment and facilities in the original condition. Party A and Party B shall inspect and accept the house and its appurtenances, equipment and facilities, as well as the use of water and electricity, and settle the costs that each party shall bear.

Article 8 Settlement of contract disputes

Disputes arising under this contract shall be settled by the parties through negotiation; if negotiation fails, the parties shall sue in the People’s Court with jurisdiction according to law.

Article 9 Other agreed matters

This contract shall come into effect after it is signed and sealed by both parties. This contract (and its annexes) shall be executed in duplicate, one by Party A and one by Party B. It shall come into effect after both parties have signed and sealed it.

After this contract enters into force, any changes or additions to the contents of this contract shall be in writing and shall be attached to this contract. The annexes shall have the same legal effect as this contract.

(No text below)

Party A (Signature)

Agent：

Date of signing ：

Party B (Signature)

Agent：

Date of signing ：